Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

March 31, 2025

Quarterly Distribution Report No. 241

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing during the fourth quarter of 2024 (the “Q4 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q4 Distribution Period (the “Contingent Portion Payment”).

The Trust received $260,759 ($.9390 per Trust Unit) for the Contingent Portion Payment attributable to the Q4 Distribution Period, as compared to $288,427 ($1.0386 per Trust Unit) for the payment attributable to the fourth quarter of 2023.

After receiving the Contingent Portion Payment, the Trust paid $196,827 to third parties in connection with invoices rendered to the Trust, leaving a balance of $63,932 ($.2302 per Trust Unit). The Trustees have decided to reserve the full amount of such balance for administrative expenses in accordance with Section 5.7 of the Trust’s governing document, the Declaration of Trust dated December 3, 1964. As a result, the Trust will not make any distribution to the Unit Holders in respect to Contingent Portion Payment.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

  MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2025 and March 31, 2024 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2025	Per Unit*

Gross royalty income collected by EMI for the period	$923,302

Less: Related royalty expense	362,433
Amount deducted by EMI	300,055
Adjustment for copyright renewals, etc.	55

	662,543

Balance as reported by EMI	$260,759

Payments received by Trust	$260,759	$.9390

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	$196,827	$.7087

Reserve for future potential litigation	63,932	$.2302
Balance available for distribution	—	—

Distribution per Unit*	$—	$—

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2024		Per Unit*	Twelve Months Ended March 31, 2025		Per Unit	Twelve Months Ended March 31, 2024		Per Unit

$879,007			$3,804,220			$3,759,193

325,982			1,383,974			1,309,698
263,318			1,156,042			1,192,083
1,280			97			4,268
—						—

590,580			2,540,113			2,506,049

$288,427			$1,264,107			$1,253,144

$288,427		$1.0386	$1,264,107		$4.5519	$1,253,144		$4.5123

132,887		.4785	696,627		2.5085	418,602		1.5073

			63,932		.2302
$155,540		$.5601	$503,548		$1.8132	$834,542		$3.0050

	$.5601			$1.8132			$3.0050